                                                                    EXHIBIT 99.1

                     EXHIBIT 99.1 - CORUS BANKSHARES, INC.
                     INDEPENDENT ACCOUNTANTS' REVIEW REPORT


INDEPENDENT ACCOUNTANTS' REVIEW REPORT


The Board of Directors and Audit Committee
Corus Bankshares, Inc.


We have reviewed the accompanying consolidated balance sheets of Corus Bankshares, Inc. as of June 30, 2002, and the related consolidated statements of income for the three and six-month periods ended June 30, 2002, and the consolidated statement of cash flows for the six-month period ended June 30, 2002. These financial statements are the responsibility of the Company's management. We did not make a similar review of the consolidated financial statements for the corresponding periods of the prior year (2001).

We conducted our review in accordance with standards established by the American Institute of Certified Public Accountants. A review of interim financial information consists principally of applying analytical procedures to financial data, and making inquiries of persons responsible for financial and accounting matters. It is substantially less in scope than an audit conducted in accordance with auditing standards generally accepted in the United States, which will be performed for the full year with the objective of expressing an opinion regarding the financial statements taken as a whole. Accordingly, we do not express such an opinion.

Based on our review, we are not aware of any material modifications that should be made to the accompanying consolidated financial statements at June 30, 2002, and for the three and six-month periods then ended, for them to be in conformity with accounting principles generally accepted in the United States.


                                                         /s/ Ernst & Young LLP


August 7, 2002



                                       28